Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED APRIL 28, 2012

– Year-over-year earnings improvement driven by 4.8% comparable store sales growth and 30 basis points of gross margin rate improvement –

– Company updates outlook for balance of 2012 –

Contact: Julia Bentley (865) 981-6243 www.saksincorporated.com

New York, New York (May 15, 2012)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the first quarter ended April 28, 2012.

Overview of Results for the First Quarter Ended April 28, 2012

For the first quarter ended April 28, 2012, the Company posted net income of $32.1 million, or $.18 per diluted share. The results included after-tax items totaling $0.6 million composed of $0.4 million of pre-opening costs associated with the Company’s new fulfillment center opening in Tennessee in August 2012 and $0.2 million of final expenses related to the Saks Fifth Avenue Pittsburgh store closing. Excluding these items, the Company would have recorded net income of $32.7 million, or $.19 per share, for the first quarter ended April 28, 2012.

For the prior year first quarter ended April 30, 2011, the Company posted net income of $28.4 million, or $.16 per diluted share. The results included after-tax items totaling $2.1 million composed of $1.8 million of store closing expenses and a $0.3 million loss on debt extinguishment (related to the early retirement of approximately $1.9 million of senior notes). Excluding these items, the Company would have recorded net income of $30.5 million, or $.17 per share, for the first quarter ended April 30, 2011.

Comments on the First Quarter Ended April 28, 2012

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “We continued to make solid progress during the first quarter. Our year-over-year earnings improvement was driven by a 4.8% comparable store sales increase, on top of a 10.2% comparable store sales increase in last year’s first quarter, and continued gross margin rate improvement.”

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Several merchandise categories showed sales strength during the first quarter, including women’s WEAR NOW and contemporary apparel; dresses; women’s shoes; and men’s contemporary apparel, shoes, and accessories. The New York City flagship store sales performance was in line with the comparable store sales performance of the Company’s stores in the aggregate during the quarter.

The Company generated 30 basis points of year-over-year gross margin rate improvement in the first quarter, to 44.4% this year from 44.1% in last year’s first quarter, primarily resulting from increased full-price selling.

Sadove noted, “Year-over-year first quarter sales growth was solid but not as robust as in prior quarters. While we continue to see overall growth in the business, certain areas experienced a deceleration in sales. Specifically, some categories within the women’s ready-to-wear zone (such as women’s designer apparel) did not meet our sales expectations, and consequently, we anticipate some incremental markdown pressure in the second quarter as we clear inventory and move through the normal clearance period.

Additionally, we continue to experience meaningful sales growth in certain areas such as shoes, which is being driven by our strategic increase in the breadth and depth of our inventory assortments in these merchandise categories. As expected, these incremental investments are negatively affecting our gross margin rate. Having said that, we remain confident that these strategic inventory investments are the right ones for the business.”

As a percent of sales, SG&A expenses were 25.2% this year compared to 24.6% in the prior year. As expected, the Company incurred incremental SG&A expenses to support its omni-channel and Project Evolution (information technology systems and enhancements) initiatives as well as targeted incremental marketing spending.

The Company generated operating income (excluding certain items) of 8.7% of sales in both the current and prior year first quarters.

Balance Sheet Highlights

Consolidated inventories at April 28, 2012 totaled $793.5 million, an 8.4% increase over the prior year. Inventories increased 6.5% on a comparable stores basis.

At quarter end, the Company had approximately $189.0 million of cash on hand and no direct outstanding borrowings on its revolving credit facility.

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at April 28, 2012, $17.0 million of the $230 million 2.0% convertible notes balance and $9.2 million of the $120 million 7.5% convertible notes balance were classified in equity.

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Funded debt (including capitalized leases, senior notes, and the debt and equity components of the convertible debentures) at April 28, 2012 totaled approximately $408.0 million, and debt-to-capitalization was 25.2% (without giving effect to cash on hand).

Net capital spending for the first quarter ended April 28, 2012 totaled approximately $14.3 million.

Outlook for the Balance of 2012

Sadove noted, “We are continuing to stay focused on our core merchandising, service, and marketing strategies, but we know that our future success depends on our ability to quickly evolve with the customer and fully embrace omni-channel retailing. In order to achieve this, we are prudently expanding our strategic efforts and, as we announced earlier this year, aggressively investing in our business, especially in technology and other systems enhancements (which we are calling ‘Project Evolution’). We believe these investments will enable us to drive incremental sales, further improve gross margins, be more efficient, and achieve additional operating margin improvement over time.”

The Company’s assumptions for the balance of 2012 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•	Comparable store sales growth in the mid-single digit range for both the second quarter and the second half of the fiscal year.

•	Comparable store inventory levels are expected to be up in the mid-single digit range throughout the balance of the year.

•

Based upon current inventory levels and composition and the Company’s promotional calendar and permanent markdown cadence, the Company expects its year-over-year gross margin rate to decline approximately 100 to 125 basis points in the second quarter and to increase approximately 25 to 50 basis points in the second half of the fiscal year.

•

As a percent of sales on a year-over-year basis, the Company expects approximately 30 to 50 basis points of SG&A expense deleverage in the second quarter and approximately 50 to 75 basis points of SG&A expense leverage in the second half of the fiscal year. SG&A dollar increases primarily are expected to arise from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions), investment spending to support the Company’s omni-channel initiatives and Project Evolution, and targeted incremental marketing spending.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) are expected to total approximately $78 million for the second quarter of 2012 and approximately $165 million to $167 million for the second half of 2012. Depreciation and amortization, which is included in the above amounts, should total approximately $125 million for the full fiscal year.

•

Based on existing debt arrangements, maturities, and interest rates, interest expense should total approximately $10 million for the second quarter of 2012 and approximately $19 million for the second half of 2012.

•	An effective tax rate of approximately 40.0% to 41.0% for the year.

•

A basic common share count of approximately 155 million and a diluted common share count of approximately 199 million for the full fiscal year. Share counts used in earnings per share calculations are expected to fluctuate by quarter during the year based on income levels, convertible debt, and equity awards.

•	Net capital expenditures of approximately $110 million to $120 million for the full year.

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The fiscal year ending February 2, 2013 contains a 53rd week which is included in the assumptions outlined above. Management estimates that the 53rd week will represent approximately $40 million in incremental revenues and incremental diluted earnings per share of approximately $.04 for the fiscal year.

Sales Detail

Total sales numbers below represent owned department sales, leased department commissions, shipping and handling revenue, and sales return adjustments for Saks Fifth Avenue stores, Saks Fifth Avenue OFF 5TH stores, and Saks Direct. Total sales (in millions) for the first quarter ended April 28, 2012 compared to last year’s first quarter ended April 30, 2011 were:

	This Year	Last Year	Total Increase	Comparable Increase
First Quarter	$753.6	$726.0	3.8%	4.8%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
First Quarter	$11.1	$8.7

Other Information

For the current and prior year first quarters ended April 28, 2012 and April 30, 2011, respectively, the Company’s two convertible debt instruments were dilutive; therefore, the applicable shares (approximately 40.9 million) were added to the weighted average shares outstanding and the applicable after-tax interest expense (approximately $4.155 million) was added to net income for the fully diluted earnings per share calculation.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, May 15, 2012 to discuss results for the first quarter ended April 28, 2012. To participate, please call (201) 689-8874 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (201) 612-7415 (account number 378; conference ID number 383739).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://phx.corporate-ir.net/phoenix.zhtml?c=110111&p=irol-irhome. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “E-mail Alerts,” and fill out the requested information.

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About the Company

The Company currently operates 45 Saks Fifth Avenue stores, 61 Saks Fifth Avenue OFF 5TH stores, and saks.com. Saks Fifth Avenue is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K/A for the fiscal year ended January 28, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED)
	Quarter Ended
	April 28, 2012		April 30, 2011
Net sales	$753,607	100.0%	$725,998	100.0%
Cost of sales	419,142	55.6%	406,064	55.9%

Gross margin	334,465	44.4%	319,934	44.1%

Selling, general and administrative expenses	190,024	25.2%	178,371	24.6%
Other operating expenses:
Property and equipment rentals	26,161	3.5%	25,341	3.5%
Depreciation and amortization	28,850	3.8%	29,224	4.0%
Taxes other than income taxes	23,378	3.1%	23,563	3.2%
Store pre-opening costs	846	0.1%	134	0.0%
Impairments and dispositions	310	0.0%	2,868	0.4%

Operating income	64,896	8.6%	60,433	8.3%

Other income (expense):
Interest expense	(9,407)	-1.2%	(13,596)	-1.9%
Loss on extinguishment of debt	—	0.0%	(539)	-0.1%
Other income, net	823	0.1%	533	0.1%

Income before income taxes	56,312	7.5%	46,831	6.5%

Provision for income taxes	24,167	3.2%	18,422	2.5%

Net income	$32,145	4.3%	$28,409	3.9%

Earnings per share:
Basic	$0.21		$0.18
Diluted	$0.18		$0.16

Weighted average common shares:
Basic	154,678		156,402
Diluted	199,143		201,564

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	(UNAUDITED)
	April 28, 2012	April 30, 2011
ASSETS
Current assets
Cash and cash equivalents	$189,032	$201,983
Merchandise inventories	793,517	732,212
Other current assets	101,855	144,602
Deferred income taxes, net	76,734	58,849

Total current assets	1,161,138	1,137,646

Property and equipment, net	867,668	881,265
Deferred income taxes, net	134,672	162,450
Other assets	25,715	29,745

TOTAL ASSETS	$2,189,193	$2,211,106

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$155,046	$146,258
Accrued expenses and other current liabilities	257,267	232,515
Current portion of long-term debt	8,744	148,181

Total current liabilities	421,057	526,954

Long-term debt	372,983	363,000
Other long-term liabilities	157,738	136,291

Total liabilities	951,778	1,026,245
Commitments and contingencies
Shareholders’ equity	1,237,415	1,184,861

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,189,193	$2,211,106